EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc., announced financial results for the quarter ended March 31, 2019.

Financial Highlights Q3, 2018-19

●	Revenues increased to PKR 1,436 million compared to PKR 1,288 million in corresponding quarter of last fiscal year

●	Company reported gross profit of PKR 561 million compared to PKR 721 million in the corresponding period

●	Company posted a net profit of PKR 183 million compared to 617 million last year

Revenues for the quarter ended March 31, 2019 increased to PKR 1,436 million compared with PKR 1,288 million in same quarter of last year. The company reported gross profit of PKR 561 million compared to PKR 721 million in the comparative quarter of last fiscal year. The company posted a net profit of PKR 183 million or a profit of PKR 2.03 per diluted share in comparison of PKR 617 million or PKR 6.87 per diluted share in the same quarter of fiscal 2018. Main reason for decrease in net profit is the reduction in currency exchange gain from PKR 256 million last year to just PKR 7 million in the current quarter.